Exhibit 99.2

Company Contact: Jim Stolze Chief Financial Officer 314-678-6105 Investor Contact: EVC Group, Inc. Doug Sherk & Jenifer Kirtland 415-896-6820 Media Contact: EVC Group, Inc. Steve DiMattia 646-201-5445

Stereotaxis Announces New Management Appointment

Michael P. Kaminski Named Chief Executive Officer, Effective

January 1, 2009

St. Louis, MO November 6, 2008—Stereotaxis, Inc. (Nasdaq: STXS), today announced a leadership transition plan under which Michael P. Kaminski, currently President and Chief Operating Officer and a member of the Board, will assume the title and responsibilities of Chief Executive Officer, effective January 1, 2009. At that time, he will replace Bevil J. Hogg, who has served as the CEO since 1997 and will remain an active member of the Company’s Board of Directors.

“With the expected return of the magnetic irrigated catheter in the short term, Stereotaxis is poised to drive towards fully implementing its business plan with a strong focus on commercial success,” said Bevil J. Hogg, Chief Executive Officer of Stereotaxis. “We have reached a point where my own expertise in creating a new technology and the organization to support it should ideally be succeeded by a leader who brings the experience, expertise and focus necessary for operational execution and who can lead Stereotaxis to greater commercial success. Therefore, I’ve been working with the Board on a transition plan that involves my passing the CEO baton to Mike as of January 1, 2009. The Board and I believe that Mike has demonstrated the operational capability as well as the strategic vision to drive this company forward and achieve increasing levels of shareholder returns.”

Mr. Kaminski, 48, joined Stereotaxis in April 2002 as Chief Operating Officer. Prior to coming to Stereotaxis, he spent nearly 20 years with Hill-Rom Company (Hillenbrand Industries). In his last position as Senior Vice President of North American Sales and Service, he was responsible for sales and service for the North American hospital business with revenue exceeding $750 million. Mr. Kaminski began his career at Hill-Rom in a manufacturing management position and then worked in several functional departments, including sales, marketing, purchasing, new product development, and general management of multiple businesses. Over this 20 year period, Hill-Rom grew from $80 million to over $1.2 billion in worldwide revenues. Mr. Kaminski has a B.S. in Marketing from Indiana University and an M.B.A. from Xavier University.

“I am honored to succeed Bevil as the CEO and recognize his substantial contributions to building Stereotaxis,” said Michael Kaminski, President and Chief Operating Officer of Stereotaxis. “I look forward to leading our talented, highly skilled team of professionals. We continue to work hard on achieving our goal of making the Niobe® Magnetic Navigation System the standard of care for the treatment of cardiac arrhythmias and complex coronary disease worldwide. Today our Company offers a broad and innovative product line, with a reputation for safety and efficacy unsurpassed in the industry. We have recently established a business model that will allow us to achieve profitability, based on expanding our system placements, building recurring revenues, and adopting strict cost controls. With the imminent commercialization of the magnetic irrigated catheter, and our recently enhanced product line, we believe we are well positioned to achieve renewed growth and commercial success in the cardiology marketplace.”

About Stereotaxis

Stereotaxis designs, manufactures and markets an advanced cardiology instrument control system for use in a hospital's interventional surgical suite to enhance the treatment of coronary artery disease and arrhythmias. The Stereotaxis System is designed to enable physicians to complete more complex interventional procedures by providing image guided delivery of catheters and guidewires through the blood vessels and chambers of the heart to treatment sites. This is achieved using computer-controlled, externally applied magnetic fields that govern the motion of the working tip of the catheter or guidewire, resulting in improved navigation, shorter procedure time and reduced x-ray exposure. The core components of the Stereotaxis system have received regulatory clearance in the U.S., Europe and Canada.

This press release includes statements that may constitute "forward-looking" statements, usually containing the words "believe," "estimate," "project," "expect" or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance for the Company's products in the marketplace, competitive factors, changes in government reimbursement procedures, dependence upon third-party vendors, and other risks discussed in the Company's periodic and other filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release. There can be no assurance that the Company will recognize revenue related to its purchase orders and other commitments in any particular period or at all because some of these purchase orders and other commitments are subject to contingencies that are outside of the Company's control. In addition, these orders and commitments may be revised, modified or canceled, either by their express terms, as a result of negotiations, or by project changes or delays.

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